EXHIBIT 99

            The Shaw Group Announces Financial Results for
                     First Quarter of Fiscal 2004

    BATON ROUGE, La.--(BUSINESS WIRE)--Jan. 14, 2004--

            Results Reflect $74.2 Million in Pre-tax Charges;
                  Company Lowers Fiscal 2004 Guidance

    The Shaw Group Inc. (NYSE:SGR) today announced financial results for its first quarter ended November 30, 2003. The Company reported a net loss of $49.6 million or ($1.07) per diluted share versus earnings of $16.5 million or $0.42 per diluted share for its first quarter ended November 30, 2002. Results reflect $74.2 million in pre-tax charges taken during the quarter, including $44.8 million related primarily to increased costs on three power projects and a $29.4 million depreciation charge related to legacy software systems, which were successfully replaced by a new integrated systems platform.
    Revenues for the quarter were $649.2 million versus $996.9 million for the first quarter of fiscal 2003. The decrease in revenue for the period was primarily attributable to continued weakness in the domestic power market, which negatively impacted revenues and profitability from the Company's Engineering, Construction and Maintenance (ECM) and Fabrication, Manufacturing and Distribution divisions.
    Shaw's backlog totaled $5.1 billion at November 30, 2003, a 7% increase over the $4.8 billion recorded at August 31, 2003. Contributing to backlog during the quarter was over $1 billion in new awards and increases in scope to existing contracts. Maintenance contracts were $1.4 billion or 27% of total backlog and process work under contract expanded over 34% to $710 million at quarter end. Approximately 36% of total backlog, or $1.8 billion, is expected to be worked off during the next 12 months.
    "We are disappointed with our operational performance, primarily from our ECM division, and with the fact that we had to take additional project-related write-downs during the quarter. However, we believe we have laid the groundwork for improved operational performance in the second half of 2004 and well into fiscal 2005," stated J. M. Bernhard, Jr., Shaw's Chairman and Chief Executive Officer. "Our confidence is supported by the healthy booking and bidding activity we experienced across all business segments during the quarter, including over $600 million in bookings by our Environmental and Infrastructure division and our Maintenance group, both of which provide a stable stream of revenues and earnings for the Company."
    Weaker than expected operating performance in the quarter has resulted in a revision to the Company's earnings guidance for fiscal 2004. Diluted earnings per share for the remainder of fiscal 2004 are estimated to be in the range of $0.55 to $0.65. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the balance of fiscal 2004 are expected to be $100 to $110 million.

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included at the end of this press release is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles as well as certain Regulation G disclosures.

    The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the power, process, environmental, infrastructure and homeland defense markets. The Company is headquartered in Baton Rouge, Louisiana, and employs approximately 14,800 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit the Company's website at www.shawgrp.com.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management "believes," "expects," "anticipates," "plans," or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company's website under the heading "Forward Looking Statement". These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our website at www.shawgrp.com.


 REVENUE AND BACKLOG BY INDUSTRY AND GEOGRAPHY

                          Revenue by Industry
                          -------------------
                (First Quarter Ended November 30, 2003)

Environmental & Infrastructure     $   316.8 million   49 %
Power    Generation                $   196.2 million   30 %
Process Industries                 $   121.2 million   19 %
Other Industries                   $    15.0 million    2 %
                                   ------------------------
Total                              $   649.2 million  100 %


                         Revenue by Geography
                         --------------------
                (First Quarter Ended November 30, 2003)

United States                      $   551.4 million   85 %
Asia/Pacific Rim                   $    38.5 million    6 %
Europe                             $    30.6 million    5 %
Canada                             $    20.6 million    3 %
Middle East                        $     6.1 million    1 %
South America and Mexico           $     1.3 million    - %
Other                              $     0.7 million    - %
                                   ------------------------
Total                              $   649.2 million  100 %


                         Backlog by Industry
                         --------------------
                        (At November 30, 2003)

Environmental & Infrastructure     $ 2,855.4 million   56 %
Power Generation
     Nuclear Power                 $   986.6 million   19 %
     Fossil Fuel EPC               $   441.6 million    9 %
     Other Power                   $    60.1 million    1 %
Process Industries                 $   710.1 million   14 %
Other Industries                   $    43.8 million    1 %
                                   ------------------------
Total                              $ 5,097.6 million  100 %


                         Backlog by Geography
                         --------------------
                        (At November 30, 2003)

Domestic                           $ 4,620.4 million   91 %
International                      $   477.2 million    9 %
                                   ------------------------
Total                              $ 5,097.6 million  100 %



                          The Shaw Group Inc.
                   Consolidated Statements of Income
               (In thousands, except per share amounts)


                                                    Three Months Ended
                                                       November 30,
                                                    ------------------
                                                       2003      2002
                                                    ------------------
Income:
   Revenues                                        $649,212  $996,906
   Cost of revenues                                 636,520   914,480
                                                    --------  --------
     Gross profit                                    12,692    82,426

General and administrative expenses                  73,602    49,892
                                                    --------  --------
Operating income (loss)                             (60,910)   32,534

Interest expense                                    (10,531)   (5,774)
Interest income                                         344     1,539
Loss on LYONs repurchase                             (1,147)       --
Foreign currency transaction losses, net             (1,666)     (148)
Other income (expenses), net                           (920)       49
                                                    --------  --------
                                                    (13,920)   (4,334)
                                                    --------  --------
Income (loss) before income taxes and earnings
   (losses) from unconsolidated entities            (74,830)   28,200
Provision (benefit) for income taxes                (24,679)   10,152
                                                    --------  --------
Income (loss) before earnings (losses) from
   unconsolidated entities                          (50,151)   18,048
Earnings (losses) from unconsolidated entities
 (net of taxes)                                         559    (1,595)
                                                    --------  --------
Net Income (loss)                                  $(49,592) $ 16,453
                                                    ========  ========



Basic income per common share:
   Net income (loss) available to common
    shareholders                                   $(49,592) $ 16,453
                                                    ========  ========
   Weighted average common shares                    46,147    38,417
                                                    ========  ========
   Net income (loss) per common share              $  (1.07) $   0.43
                                                    ========  ========

Diluted income (loss) per common share:
   Net income (loss) available to common
    shareholders                                   $(49,592) $ 16,453
   Interest on convertible debt, net of taxes            --     2,632
                                                    --------  --------
   Net income (loss) for diluted computation       $(49,592) $ 19,085
                                                    ========  ========
   Weighted average common shares                    46,147    45,423
                                                    ========  ========
   Diluted income (loss) per common share          $  (1.07) $   0.42
                                                    ========  ========


    RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G
DISCLOSURE

    This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States ("GAAP") follows. Although Shaw believes that these non-GAAP financial measures provide useful information to investors about its financial condition and results of operations, this information should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Management's statements regarding the reasons why it believes the presentation of the non-GAAP financial information in this press release provides useful information to its investors, and any other material purposes for which management uses this non-GAAP financial information, are set forth in Shaw's Current Report on Form 8-K to which this press release is attached as an exhibit.
    The ranges of forecasted financial information presented in this press release are based on management's current estimates of those amounts and are subject to change once actual amounts are recorded.

    EBITDA

    The Company computes EBITDA as earnings before interest expense, income taxes, depreciation and amortization, earnings (losses) from unconsolidated entities, extraordinary items and the cumulative effects of accounting changes. EBITDA may also exclude certain charges which are considered non-cash charges for the period presented. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered as a substitute for net income, operating income, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Other companies may define EBITDA differently and, as a result, Shaw's EBITDA computation may not be comparable to EBITDA or similarly titled measures of other companies.
    The following table reconciles EBITDA to net income for the last three quarters of the fiscal year ending August 31, 2004:

EBITDA PROJECTIONS
(in millions)

                                                 Low Range  High Range
                                                ---------- -----------
Net income                                      $      34   $      41
Add (deduct):
Provision for income taxes                             17          20
Interest Expense                                       25          25
Depreciation and amortization                          24          24
                                                ---------- -----------
EBITDA                                          $     100   $     110
                                                ========== ===========

    Shaw has not provided a reconciliation of EBITDA to net cash provided by operating activities due to the difficulty in identifying changes in the individual working capital components that comprise net cash provided by operating activities.

    CONTACT: The Shaw Group Inc., Baton Rouge
             Investor Relations:
             Laurie LaChiusa, 225-932-2500
             www.shawgrp.com